Exhibit 99.1

LaFayette Acquisition Corp. Announces the Separate Trading of Its Ordinary Shares and Rights,
Commencing on or About November 26, 2025

Paris, France, Nov. 21, 2025 (GLOBE NEWSWIRE) – LaFayette Acquisition Corp. (the “Company”) announced today that, commencing on or about Wednesday, November 26, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the ordinary shares and rights included in the units.

The ordinary shares and rights that are separated are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “LAFA” and “LAFAR”, respectively. Any units not separated will continue to trade on Nasdaq under the symbol “LAFAU.” Each holder of units will need to have its broker contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and rights.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective on October 22, 2025. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc. at 366 Madison Avenue, 8th Floor, New York, New York 10017, Attention: Syndicate Department, by telephone at 212-661-0200.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the unit separation, the trading of the Company’s securities on Nasdaq and the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the final prospectus for the Company’s initial public offering and other documents filed by the Company with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

LaFayette Acquisition Corp.

Christophe Charlier

christophe@lafayetteacquisitioncorp.com